Exhibit 10.1

CONFIDENTIAL NEGOTIATED SETTLEMENT OF FEES,

AMENDMENT TO ENGAGEMENT AGREEMENT, AND

EQUITY EXCHANGE AGREEMENT

This Confidential Negotiated Settlement of Fees, Amendment to Engagement Agreement, and Equity Exchange Agreement has been made and entered into effective January 5, 2022 (the “Agreement”), by and among Mitesco, Inc., a Delaware corporation having its principal business address at 1660 Highway 100 South, Suite 432, St. Louis Park, Minnesota 55416 (“Company”), and Gardner Builders, LLC (“Creditor”) (Company and Creditor are each a “Party” and jointly “Parties”).

WHEREAS, the Parties desire to settle certain current and past due Accounts Payable Amounts owed by Company to Creditor (“Accounts Payable Amount”), and negotiate amended payment terms for upcoming amounts that will become due between the effective date of this Agreement and April 1, 2022; and

WHEREAS, the Parties have agreed on an additional amount to settle incurred interest, and penalties on the past due amounts through January 5, 2022, as well as in lieu of future interest payments on amounts to be incurred in Q1, 2022 (“Additional Cost”); and

WHEREAS, As of the effective date, Creditor holds the amount of debt obligations of Company set forth below:

Entity	Accounts Payable Amount	Additional Costs	Conversion Price	Restricted Shares Authorized to be Issued
Gardner Builders, LLC	$500,000.00	$294,912.56	$0.25	3,179,650

(the “COMPANY Debt Obligations”);

WHEREAS, the Company desires to transfer certain shares of restricted common stock, par value $0.01 per share, of MITI (“Common Stock”) to Creditor in exchange for the COMPANY Debt Obligations;

WHEREAS, the Company’s Board of Directors approved the equity exchange agreement in the amount and conversion Price as listed above, effective January 5, 2022; and

WHEREAS, Creditor desires to transfer the COMPANY Debt Obligations held by it to COMPANY in exchange for shares of Common Stock;

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1.

Debt-for-Equity Exchange. (a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the Closing (the date following execution of this agreement by both parties), (i) Company shall transfer to Creditor the number of restricted shares of Common Stock set forth opposite Creditor’s name on above (the “Shares”), and Creditor shall accept such Shares, and, in exchange, (ii) Creditor forgive the amount of COMPANY Debt Obligations (including Accounts Payable Amount and Additional Costs) set forth opposite Creditor’s name above, and COMPANY shall accept and retire such COMPANY Debt Obligations (the transactions described in clauses (i) and (ii), collectively, the “Exchange”); (iii) Creditor shall extend the payment terms of any amounts incurred by Company between the effective date and March 31, 2022 until April 30, 2022, without adding any interest, penalties or other fees to such amounts.

2.	Representations and Warranties.
a.	COMPANY hereby represents and warrants to Creditor that:
i.

all consents, approvals, authorizations and orders necessary for the execution and delivery by Company of this Agreement and for the transactions contemplated hereunder, have been obtained; and Company has the full right, power and authority to enter into this Agreement and to perform the transactions hereunder, except for such consents, approvals, authorizations, orders, licenses, registrations or qualifications the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on Company or Company’s ability to perform its obligations hereunder;

ii.

the execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated herein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Company is a party or by which Company is bound or to which any of the property or assets of Company is subject, (B) result in any violation of the provisions of the charter or by-laws of COMPANY or (C) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over Company, except, in the case of clauses (A) and (C) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on Company or Company ability to perform its obligations hereunder;

iii.

this Agreement has been duly authorized, and when executed and delivered by Company and, assuming due authorization, execution and delivery by the other party hereto, constitutes a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability; and

iv.

Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified or in good standing (to the extent such concept exists) or have such power or authority would not, individually or in the aggregate, have a material adverse effect on Company or on the performance by Company of its obligations under this Agreement.

b.	Creditor hereby, represents and warrants to Company that:
i.	Creditor has full right, power and authority to enter into this Agreement and to perform the transactions contemplated hereunder;
ii.

this Agreement has been duly authorized by, and when executed and delivered by, Creditor and, assuming due authorization, execution and delivery by the other party hereto, constitutes a valid and legally binding agreement of Creditor enforceable against Creditor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

iii.

the execution, delivery and performance by Creditor of this Agreement and the consummation by Creditor of the transactions contemplated herein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Creditor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Creditor is a party or by which Creditor is bound or to which any of the property or assets of Creditor is subject that, individually or in the aggregate, would have a material adverse effect on Creditor’s ability to perform his obligations under this Agreement, or (B) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency that, individually or in the aggregate, would have a material adverse effect on Creditor’s ability to perform its obligations under this Agreement;

iv.	on the date hereof and immediately prior to the closing, Creditor will have good, valid, unencumbered and marketable title to the COMPANY Debt Obligations owned by it, free and clear of any Liens; and
v.	other than this Agreement, Creditor has not entered into any agreements or other arrangements with respect to the COMPANY Debt Obligations.

3.	Conditions.
a.	The obligations of Creditor to exchange COMPANY Debt Obligations for Shares at the Closing shall be subject to the satisfaction (or waiver) of the following conditions:

i.	the representations and warranties of COMPANY in this Agreement shall be true and correct in all respects on and as of the Closing Date, and
ii.	COMPANY shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date.

b.	The obligations of Company to exchange COMPANY Debt Obligations for Shares at the Closing shall be subject to the satisfaction (or waiver) of the following conditions:
i.	the representations and warranties of Creditor in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, and
ii.	Creditor shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date.

c.

Right of Recission: If within 6 months following the effective date any holder of the Company’s Series C Preferred Shares or Series D Preferred Shares (“Series C and Series D Holder”) claim that this Agreement violates any terms of the Series C and D Holder’s rights, Company shall have the right but not the obligation to rescind this Agreement. If Company elects to rescind the Agreement, the Accounts Payable Amount will be immediately due and owing.

4.

Counterparts; Third-Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Gardner Builders, LLC                                    MITESCO, INC

Signature: ___________________________                  By: ________________________________

Title: _______________________________                  Title: _______________________________

Name: _____________________________                  Name: ______________________________

Date: ______________________________                  Date: _______________________________